URGENT NOTICE ON RYJ
PLEASE HELP US TODAY
March 16, 2018

Dear RYJ Shareholder,

We need your help with regard to your ownership of Guggenheim Raymond James SB-1 Equity ETF (RYJ). RYJ has not received the required proxy votes to approve its reorganization into a corresponding newly created ETF of the PowerShares by Invesco family of funds. If RYJ shareholders do not vote to approve the proposal, the Guggenheim Funds’ Board will consider what action to take in the best interests of the Fund, including possibly its liquidation.

Your vote is needed now. The special meeting of shareholders of the Claymore Exchange-Traded Fund Trust will be adjourned until Tuesday, April 10 to provide shareholders who have not yet cast their important proxy vote with more time to do so.

OUR RECORDS INDICATE THAT WE HAVE NOT
YET RECEIVED A VOTE FOR YOUR SHARES.

Please help us today by taking a moment to cast your vote. We need your proxy vote as soon as possible to allow us to proceed with important business of the Guggenheim Funds. The Funds’ Board recommends that shareholders of each Guggenheim Fund vote FOR the proposed Plan of Reorganization.

HOW DO I VOTE?

There are three convenient methods for casting your important proxy vote:

1.	Vote by touch-tone phone: You may cast your vote by telephone using an automated system by calling the toll-free number found on the enclosed proxy card(s).

2.	Vote online: You may cast your vote by visiting the web address located on the enclosed proxy card(s) and following the instructions on the website.

3.	Vote by mail: You may cast your vote by signing, dating and mailing the enclosed proxy card(s) in the postage-prepaid return envelope provided.

We would be very grateful if you would use any one of the three voting methods listed above to ensure that your vote is recorded by or before April 10. If you have any proxy related questions, please call 1-888-567-1626 for assistance. Representatives are available Monday through Friday 9 a.m. to 11 p.m. and Saturday 10 a.m. to 6 p.m. Eastern Time.

An adjourned special meeting will be held on March 26th with a follow-up adjournment scheduled for April 10th. Please vote today to help us to avoid any further expenses associated with this important business of the Funds.

Sincerely,

Amy J. Lee
President, Claymore Exchange-Traded Fund Trust

OBO